Exhibit 99.1

Protolabs Completes Acquisition of 3D Hubs

MAPLE PLAIN, Minn.—January 25, 2021—Proto Labs, Inc. (NYSE: PRLB), a global technology-enabled digital manufacturing leader, today announced that it has completed its acquisition of 3D Hubs, Inc. (“3D Hubs”), a leading online manufacturing platform that provides customers with on-demand access to a global network of approximately 240 premium manufacturing partners. The completion of this transaction creates the world’s most comprehensive digital manufacturing offer for custom parts.

3D Hubs brings two great benefits to Protolabs’ customers: a complementary network of manufacturing partners to fulfill a breadth of capabilities outside of its current envelope, and a broader selection of pricing and lead time options. Protolabs’ and 3D Hubs’ customer offerings are very complementary, and this expansion of services and capabilities reinforces Protolabs’ commitment to delight its customers and become the go-to supplier in the global custom contract manufacturing market.

Protolabs acquired 3D Hubs for aggregate closing consideration of $280 million, consisting of $130 million in cash and $150 million in Protolabs stock. Contingent consideration of up to $50 million is payable based on the achievement of financial performance targets in 2021 and 2022. 3D Hubs generated approximately $25 million of revenue in 2020. As previously indicated on January 19, 2021, the acquisition is expected to be accretive to Protolabs’ growth rate and slightly dilutive to non-GAAP earnings per share in 2021.

About 3D Hubs

3D Hubs is an online manufacturing platform that provides engineers with on-demand access to a global network of premium manufacturing services. Users can easily upload their design, instantly receive a quote, and start production at the click of a button. Founded in Amsterdam in 2013, 3D Hubs has produced more than 6 million parts using various manufacturing technologies, including CNC machining, 3D printing, injection molding, and sheet metal fabrication. The company raised over $30M in funding from Balderton Capital, EQT Ventures, Endeit Capital, Hearst Ventures, DOEN Participaties, Future Shape, and Rockstart. Visit 3dhubs.com for more information.

About Protolabs

Protolabs is the world’s leading source for digital manufacturing services. The technology-enabled company produces custom components in as fast as 1 day with automated 3D printing, CNC machining, sheet metal fabrication, and injection molding processes. Its digital approach to manufacturing enables accelerated time to market, reduces manufacturing costs, and enables supply chain agility throughout the product life cycle. Visit protolabs.com for more information.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Protolabs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Protolabs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Protolabs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Protolabs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact
Protolabs
Dan Schumacher, 763-479-7240
Director of Investor Relations
daniel.schumacher@protolabs.com

Media Contact
Protolabs

Will Martin, 763-479-7719

Sr. Marketing Communications Manager

will.martin@protolabs.com